Exhibit 10.1

November 1, 2005 (“Effective Date”)

Players Network

4620 Polaris Ave

Las Vegas, NV 89103

Attn: Mark Bradley

Dear Mr. Bradley:

This letter will constitute the agreement (the “Agreement”) pursuant to which Network grants to Company rights to exhibit and promote the Channel (as defined in Section 3(b)) on the following terms and conditions.

1.	Network: Players Network (“Network”)

(a)	Players Network On Demand, Inc. is a wholly owned subsidiary of Network (the “Subsidiary”). Network will completely fund all costs to develop a gaming-centric lifestyle VOD channel. Subject to the terms of this agreement, Network will supply a VOD channel and VOD content to Company for its Select On Demand VOD platform.

(b)	Network will aggregate existing programming, produce or co-produce original programming, and deliver to Company such programming as needed to fill a monthly schedule as defined below.

(c)	Network will perform day-to-day operations to run the channel, perform branding and marketing, business development, management, staffing, advertising sales, sponsorship and merchandising services for the channel, provide the technology necessary to operate the channel, except for VOD technology provided by Comcast and at Comcast’s expense, and such other services as may be needed to operate the channel in order to fulfill the contractual obligations set forth herein to operate the channel on such VOD platforms, Systems, or for Third Party Distributors (as defined in Section 7(a)(i)).

2.	Company: Comcast Programming Development, Inc., on behalf of its operating affiliates (“Comcast” or “Company”)

3.	Overview:

(a)	Company desires to create specialty interest programming networks for distribution via VOD (as hereinafter defined), which networks may be distributed on and over the distribution systems, owned, operated or managed by Company and/or any entity controlled by any entity controlling, controlled by, or under common control with Company (collectively the “Systems”) on the programming service now known as “Select on Demand” or such other programming service as Comcast deems appropriate (the “Service”) or through any other Third Party Distributors (as defined in Section 7(a)(i)), provided that the Service, and Third Party Distributors do not enter agreement with terms less favorable to Network than as provided to Network in this agreement with Company.

(b)	Network desires to create an audio-visual program service designed to offer programming consisting of gaming-centric entertainment, information lifestyle and commerce content (the “Channel”, which definition shall include any portion thereof) to be distributed by Company as set forth herein and pursuant to the technical specifications set forth on Schedule B.

(c)	For purposes of this Agreement “VOD” shall mean a system that allows for the exhibition of audio-visual programming chosen by a Subscriber (as defined herein) for display on that Subscriber’s video display unit on an on-demand basis, such that a Subscriber is able, at his or her discretion, to select the time for commencement of exhibition and thereafter control the playback of such programming (with functionalities such as rewind, fast-forward and brief pause).

(d)	A “Subscriber” shall mean any party authorized to receive and receiving audio-visual services from any System or Authorized Third Party Distributor (as defined in Section 7(a)(i)).

4.	Company Obligations:

During the Term of this Agreement, Company shall provide the following:

(a)	Use commercially reasonable efforts to sub-license for distribution via VOD on any other third party multi-channel video programming distributor including without limitation any cable operator, multi-channel multipoint distribution service, or a television receive-only satellite program distributor (“MVPD”) (each such MVPD distributing the Channel pursuant to a sub-license hereunder shall be an “Authorized MVPD”);

(b)	Deliver and encode (utilizing such third party for delivery and encoding as selected by Company in its sole discretion) the Channel as part of the Service to the Systems, and/or MVPDs;

(c)	Pay the costs to the Company approved vendor of encoding and distributing the Channel for delivery via VOD on such Systems or Authorized Third Party Distributors;

(d)	On a monthly basis, Company shall provide to Network representative data gathered by Company from all Systems actually distributing the Channel to Subscribers via VOD, as determined by Company (each such System a “VOD System”) regarding usage by title, provided that such data shall not include personally identifiable information concerning any individual Subscriber.

(e)	Assist in developing Channel marketing material, including but not limited to Channel branding elements, print material and the Channel’s on-air look and feel (“Marketing Materials”); provided Network delivers any existing Promotional Materials (as defined in Section 9(c)) in accordance with the terms set forth in Section 9(c). It being understood that the cost associated with the development and production of the Marketing Materials shall be incurred solely by Network;

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(f)	Integrate the Marketing Materials into the Service’s internal marketing strategy, including without limitation, delivering Marketing Materials on an on-going and regular basis for possible insertion on the promotional platforms utilized by the Channel within the Service, Company or a Third Party Distributor to promote the Service such as a “barker” channel, or website. It being understood that the failure of any Marketing Materials to be distributed on any of the aforementioned platforms shall not be deemed a breach of this Agreement;

(g)	Assist in discussions regarding major third party advertisers;

(h)	Facilitate discussions with Comcast Spotlight; and

(i)	Schedule and participate in quarterly strategy meetings to discuss on-going marketing strategy and Channel status.

5.	Advertising and Merchandising Revenue: The parties agree to allocate Advertising Revenue and Merchandising Revenue as set forth in this Section 5. For purposes of this Section 5, the meanings of all capitalized terms herein appear in Section 5(f).

(a)	Network shall retain all Advertising Revenue actually received from the insertion of Commercial Spots from national advertisers (i.e., the same advertisement no matter in which geographic area Company Exhibits the Title) sold by Network. All advertising sold by Network will be in compliance will the advertising rules and regulations as outlined by the FCC, and, shall be inserted in such Titles by Network prior to delivery to Company.

(b)	For a period of thirty six (36) months following the Effective Date, Network shall retain all Merchandising Revenue; thereafter all Merchandising Revenue shall be allocated as follows: fifty percent (50%) of the Merchandising Adjusted Gross Revenue to the Company and fifty percent (50%) of the Merchandising Adjusted Gross Revenue to the Network. Network will be responsible for the cost to program and the reformatting of its content to communicate with company’s middleware provider. Such reformatting cost will be amortized as part of the cost of the adjusted gross revenue.

(c)	Network may Exhibit Commercial Spots at the beginning and the end of the Exhibition of each Title. Such Commercial Spots shall not exceed ten percent (10%), in the aggregate, of the length of such Title; provided however, no more than fifteen (15) seconds of Commercial Spots shall be at the beginning of any Title and no more than fifteen (15) seconds of Channel branding and identification shall be at the beginning of any Title. For longer form programs, Network may insert thirty (30) second Commercial Spots after five (5) consecutive minutes of run time of a Title provided that total Commercial Spots shall not exceed ten percent (10%) in the aggregate of the length of such Title.

(d)	Network will have the exclusive right for national advertising sales, merchants, sponsors and direct response marketers in the category of gaming and gaming-related products and services; Company shall not sell nor allow other third parties to sell gaming-related ads on the Network.

(e)	Network shall reply to inquiries and fulfill orders received in response to a Commercial Spot promoting Merchandise.

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(f)	Section 5 Definitions:

(i)	“Advertising Revenue” shall mean gross commercial advertising revenue (less applicable agency commissions) actually received from the insertion of Commercial Spots.

(ii)	“Commercial Spot” shall mean third party commercial advertisements or sponsorships or a promotional spot that promotes the availability of Merchandise. Channel ID’s and promotion consideration billboards are not included in the ten percent (10%), aggregate, of the length of the Title allowed for advertising.

(iii)	“Merchandise” shall mean a videocassette and/or DVD of any kind produced and/ or marketed by the Company.

(iv)	“Merchandising Adjusted Gross Revenue” shall mean all gross revenue (Retail plus shipping and handling less manufacturing, packaging costs, shipping and handling) actually received from the sale of Merchandise.

6.	Term:

(a)	In the event that Company does not distribute the Channel to a minimum of two (2) third party MVPDs within eighteen (18) months following the Commencement Date (as defined in Section 6(c)), the rights granted hereunder shall no longer be exclusive to Company and Network may license the Titles to third parties.

(b)	If Company does not Exhibit (as defined in Section 7(a)) the Channel on a System on or before the six (6) month anniversary of the Commencement Date, or at any time after the six (6) month anniversary of the Commencement Date for a consecutive six (6) month period, and such non-Exhibition is not cured by Company within sixty (60) days following receipt of written notice thereof, then Network may terminate this Agreement, as its sole remedy, upon thirty (30) days written notice to Company.

(c)	The Term shall commence on the Effective Date and end on the ten (10) year anniversary of the Effective Date, unless sooner terminated as set forth above.

7.	Rights Granted: The parties agree that the Channel will consist of all audio-visual programs now or hereafter owned, produced or licensed by Network (“Content Categories ”) listed on Schedule A attached hereto (as may be amended with the addition of new Content Categories from time to time by mutual agreement of Network and Company). It being understood that Schedule A shall be automatically amended to include any Title Exhibited as set forth herein.

(a)	Network hereby grants to Company the exclusive right and license to the following (collectively, “Exhibit”, “Exhibited”, “Exhibiting”, “Exhibition” and the like as appropriate in the context herein) with respect to the Channel as outlined below in (a)i:

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i.	License, exhibit, distribute, transmit, perform, display, and otherwise make available the Channel and any trademarks, logos and services marks associated with the Titles, the Channel or the Network (the “Marks”) during the Term throughout the US (“Territory”), in any language, via VOD including on and over the Systems on the Service and to sublicense the Channel to MVPDs; and direct broadcast satellite service providers (“DBS Providers”) (such MVPDs, and DBS Providers, shall collectively be referred to herein as “Third Party Distributors” and each such Third Party Distributors distributing the Channel pursuant to a sub-license hereunder shall be an “Authorized Third Party Distributor”);

ii.	copy, cut, edit, dub, alter and modify the Channel and authorize any person to do the foregoing, subject to prior written approval by Network, such approval not to be unreasonably withheld, including the right to break a Title into segments, which may be Exhibited as interstitial programming or incorporated into a larger formatted type program. Except with respect to contractually required credits of which Network provides written notice at the time of delivery of a Title, Company may delete credits from a Title or move the credits and/or copyright notice to another position (e.g. to a designed credits section or to the end of any larger formatted program into which segments of a Title have been incorporated; and

iii.	Promote the Channel in any manner or media, throughout the US, including, without limitation, the right to use and license others to use Network’s name, the title of, trailers created for and excerpts from the Channel (including but not limited to audio portions only) and the name, voice and likeness of and any biographical material concerning all persons appearing in or connected with the Channel only for the purpose of advertising, promoting and/or publicizing the Channel, Company and the Service on which the Channel is Exhibited.

(b)	Network hereby grants to Company the non-exclusive right and license to:

i.	Use streaming video from each Title on Company’s Internet site. Network reserves the right to stream video from each Title on the internet or via wireless transmission and delivery.

ii.	Use the Titles for (i) audience and marketing testing, (ii) sponsor/advertiser screening, and (iii) reference and file purposes; and

iii.	Include Company’s name, trademark and logo in the Titles (in a manner provided and approved by Network) to identify Company as the exhibitor of the Titles. Network has reciprocal right to use Company’s name, trademark and logo in its materials in a manner provided and approved by Company.

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(c)	With respect to new titles owned, produced or licensed by Network or any entity controlling, controlled by or under common control with Network which are not included on Schedule A, as amended from time to time of the same genre of programming as the Titles Exhibited on the Channel, Network may license such titles for distribution to Third Party Distributors for distribution by any and all means of exhibition; provided, however, in the event Network desires to exploit such new title solely by means of VOD, then Network shall notify Company of such intention in writing and Company shall have an exclusive right of first negotiation for delivery of such new titles via VOD. In the event that Company exercises its right of first negotiation, the parties shall negotiate in good faith the terms and conditions, which shall be applicable to such new titles and shall govern the respective rights, duties and obligations to the parties hereto with respect to such new titles. If Company does not exercise its right of first negotiation or the parties are unable to reach an agreement with any such other Third Party Distributor, Network may negotiate with such other Third Party Distributor regarding distribution of such new titles; provided, however, that prior to entering into an agreement with any such other Third Party Distributor, Network shall first offer to Company the right to enter into an agreement with Network on the same terms and conditions as the proposed agreement with such other Third Party Distributor. If Company fails to accept such offer within ten (10) business days of Company’s receipt of such offer, Network shall have a ninety (90) day period to enter into an agreement with such other Third Party Distributor on the same terms and conditions as those offered to Company. If Network does not consummate such agreement with a Third Party Distributor within such time frame, then the Network shall again comply with the procedures of this Section 7.

(d)	Network shall be responsible for procuring and protecting any registration for the Marks.

(e)	Network shall be responsible for any and all royalties and/or other fees payable for distribution of content by VOD including, without limitation, residuals and clearances or other payments to guilds or unions, rights for music clearances, such as performance rights, synchronization rights and mechanical rights, and all other fees, payments, or obligations arising out of the activities contemplated by this Agreement, and Company shall have no responsibility or liability for any such royalties or fees.

(f)	There shall be no license fee, royalties or other fees or charges of any kind to Company or owed by Company for the Titles except as set forth in Section 5.

8.	Number of Exhibitions: Unlimited

9.	Delivery Requirements

(a)	Network shall be responsible for supplying to Company a minimum of six (6) hours of high quality, professionally produced Titles per month beginning on the commencement date; provided however that in each year of the Term the number of hours of Titles available per month shall increase by twenty percent (20%). The Titles shall be refreshed at a mutually agreeable rate. Notwithstanding the foregoing, the refreshed content may include Titles previously made available but which has not been scheduled for Exhibition at any time over the immediately preceding six (6) months.

(b)	Network will be required to deliver programming thirty (30) days prior to the start of each month during the Term; provided, that if Company delivers written notice to Network stating that it has deployed technology to speed up the delivery process (which notice shall be provided a reasonable time following such deployment), Network will be required to deliver programming at the times specified in such notice. Network shall deliver to Company, in English language only, the materials described on Schedule B attached hereto for each Title. Delivery shall be made to such address as specified by Company from time to time, and once the content is initially aired, the masters shall be sent back to Network upon Network’s request.

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(c)	Thirty (30) days prior to the start of the Term, Network shall provide Company with available promotional materials for each Title, which may include, for example, color or black-and-white slides, transparencies, captioned photographs, brochures, a synopsis and description of such Title, a complete list of cast and credits, biographies of key performers, and any electronic press kits, trailers or featurettes created for such title (collectively the “Promotional Materials”). Promotional Materials should be delivered to such address as specified by Company from time to time.

10.	Company Equity:

(a)	The Network (on behalf of itself and its affiliates) hereby grants to Company an irrevocable option (the “Option”) to acquire forty percent (40%) of the equity in the Channel Entity (as defined in Section 10(j) below), determined on a fully-diluted basis. The Company shall be permitted to exercise the Option at any time during the period starting on the 18-month anniversary of the Effective Date, and ending on the third (3rd) anniversary of the Effective Date (the “Option Term”). Company may exercise the Option by delivering written notice (the “Option Notice”) to the Network at any time during the Option Term.

(b)	Promptly following delivery of the Option Notice, if 100% of the Channel Assets (as defined in Section 10(j) below) are not then owned by a direct, wholly-owned subsidiary of the Network (including the Subsidiary), the Network shall form a direct, wholly-owned subsidiary in the State of Nevada (or such other jurisdiction mutually agreed to by the Network and the Company), and cause all of the Channel Assets to be transferred to such entity free and clear of all liens, security interests, encumbrances and restrictions on transferability.

(c)	During the Term of this Agreement, and at any time when Company Securities are outstanding, the Network shall, and shall cause any Channel Entity to, account for results with financial statements prepared in accordance with U.S. generally accepted accounting principles consistently applied (including an income statement, balance sheet and statement of cash flow), and shall deliver such financial statements to the Company within 45 days following the end of each fiscal quarter (unless such fiscal quarter also is the end of a fiscal year, in which case Network shall provide the Company with financial statements for the then-completed fiscal quarter and fiscal year within 60 days following the end of such fiscal quarter); provided, that any financial statements provided for any fiscal quarter that is not also the end of a fiscal year shall be subject to normal year-end adjustments. Prior to the formation of a Channel Entity, the financial information provided by Network pursuant to this Section 10(c) shall include separate, detailed financial information relating to the revenues, expenses, capital contributions, assets and liabilities in relation to the Channel Assets, in form reasonably acceptable to the Company. In addition, the Network shall, and shall cause the Channel Entity (if any), promptly to provide, following a written request by the Company, such other materials as the Company reasonably deems necessary to make an informed investment decision with respect to its exercise of the Option.

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(d)	The exercise price for the equity securities to be issued pursuant to the Option Notice shall equal 40% of the fair market value of the Channel Entity when the Option Notice was delivered (the “FMV”). The FMV shall be mutually agreed upon by the Company and the Network, who agree to negotiate the FMV in good faith. If the Company and the Network are unable to agree upon the FMV within 15 days, the FMV shall be determined on the basis of an appraisal by an individual or firm qualified to perform appraisals of the type of business in question as selected by the mutual agreement of Company and the Network; provided, however, if they cannot agree on an appraiser within 15 days, each shall be entitled to select one (1) individual or firm qualified to perform appraisals of the type of business in question and such individuals or firms shall select a third individual or firm qualified to perform appraisals of the type of business in question who shall determine the FMV, which selection shall be binding upon the parties. Upon selection of the appraiser, the Company and the Network each shall submit to the appraiser its own appraisal of the FMV, and the parties shall instruct the appraiser to select, within 30 days thereafter, the appraisal that more accurately reflects the FMV. Both parties shall cooperate in providing such information as is reasonably requested by the appraiser. All costs incurred in connection with determining the FMV shall be borne by the party whose appraisal was not selected by the independent appraiser as the more accurate reflection of the FMV. The parties agree that the determination of the independent appraiser in accordance with the foregoing will be conclusive and binding upon the parties. The sale of equity securities to the Company pursuant to the Option Notice shall close on the 10th day following the determination of the FMV in accordance with this Section 10(d) (the “Closing”), or on such other date agreed upon by the Company and the Network.

(e)	At the Closing, the Network shall cause the Channel Entity to issue to the Company the number of equity securities representing 40% of the Channel Entity’s equity securities, calculated on a fully-diluted basis (the “Company Securities”). The Company Securities shall have a liquidation preference, distribution/dividend rights, put/call rights, co-sale rights, preemptive rights and information rights that are as least as favorable as those held by any other holder of equity securities of the Channel Entity on the date of the Closing; provided, that, regardless of whether any other equity securities of the Channel Entity have such rights, the Company Securities shall have co-sale rights and preemptive rights with customary and reasonable terms that permit the Company to sell (in the case of co-sale rights) or purchase (in the case of preemptive rights) equity securities in the Channel Entity in proportion to the Company’s then-existing percentage ownership of the outstanding equity in the Channel Entity with, in each case, the right to participate for a greater percentage to the extent other eligible security holders decide not to exercise their co-sale or preemptive rights. The Company Securities issued pursuant to the Option Notice shall have voting rights equal to 40% of the voting rights of all equity securities of the Channel Entity (determined on a fully-diluted basis). Following the issuance of any Company Securities, without the prior written consent of the Company, the Channel Entity shall not permit (1) the adoption, amendment, alteration or repeal of any provision of the Channel Entity’s organizational documents or other agreements relating to the equity securities of the Channel Entity that adversely effects the rights of the Company Securities, (2) the transfer of any of the Channel Assets or (3) any change to the line of business conducted or engaged in by the Channel Entity.

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(f)	If the Option is not so exercised, the Option shall automatically expire and terminate. The Option may be transferred to any affiliate of Company or any affiliate of Comcast Corporation; provided, that the Company or any affiliate of Comcast Corporation shall not transfer the Option to any other entity whose primary business is to produce gaming-centric programming.

(g)	So long as any Company Securities are outstanding, the Channel Entity’s Governing Body (as defined in Section 10(j) below) shall include the number of members appointed by the Company so that the percentage of members of the Governing Body appointed by the Company equals at least the percentage of the outstanding equity interests in the Channel Entity that are owned by the Company. In addition, the Company shall be entitled to have a non-voting observer attend all meetings of the Channel Entity’s Governing Body, which observer shall receive copies of all notices, minutes, consents and other material that the Channel Entity provides to other participants of the meeting.

(h)	The Network acknowledges on behalf of itself and its affiliates that the Company and its affiliates may engage in business activities that compete with the Network and/or the Channel Entity or are not in the best interests of the Network and/or the Channel Entity (the “Activities”), and that the Activities do not (1) constitute a breach of this Agreement, (2) constitute a breach of any fiduciary or other duty owed to the Network and/or the Channel Entity or any of their respective equity holders (and to the extent any such duty exists, it is hereby waived), (3) otherwise give rise to any liability in law or equity or (4) otherwise give rise to any obligation of Comcast or its affiliates to disclose to the Network and/or the Channel Entity any information known as a result of the Activities. The Network further acknowledges on behalf of itself and the Channel Entity that the Company is not restricted from pursing any business opportunity offered to the Network and/or the Channel Entity, and is not obligated to offer any business opportunity to the Network and/or the Channel Entity.

(i)	So long as Company Securities are outstanding, the Network hereby grants to Company an irrevocable right of first offer with respect to the sale, merger, liquidation or other disposition of the Channel Entity or all or substantially all of the Channel Assets, other than any sale, merger, liquidation or other disposition that occurs in connection with a Network Sale (as defined in Section 10(j) below) (collectively, a “Sale Transaction”). If the Network or the Channel Entity decides to engage in a Sale Transaction, the Network or Channel Entity, as the case may be, shall, prior to offering to engage in a Sale Transaction with any other party, make a written offer to sell the Channel Entity and/or the Channel Assets, as the case may be, to the Company for an amount in cash that the Network’s or Channel Entity’s Governing Body has determined in good faith is the fair market value of the Channel (the “Company Offer”). The Company shall have 30 days to accept or reject such offer in writing. If the Company rejects such offer (the “Rejection Notice”) then, for a period of three (3) months following the Network’s or Channel Entity’s receipt of the Rejection Notice (the “Open Sale Period”), the Network or the Channel Entity, as the case may be, may consummate a Sale Transaction with an unaffiliated third party for an amount which is equal to or which exceeds the amount of consideration requested in the Company Offer (a “Sale Agreement”). If the Network or the Channel Entity does not enter into a Sale Agreement within the Open Sale Period, the Network or the Channel Entity, as the case may be, must fully comply with the terms of this provision if it considers a Sale Transaction.

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(j)	For purposes of this Section 10,

i.	“Channel Assets” shall include all right, title and interest in and to the assets and properties of every kind, character and description owned by the Channel Entity or the Network at the time of the Option Notice whether tangible, intangible, real, personal or mixed, and wherever located that are used in or for the benefit of the Channel, including, but not limited to, all of Network’s rights (whether by ownership, license or otherwise) with respect to all Titles.

ii.	“Channel Entity” shall refer to any entity created pursuant to Section 10(b), or any entity (other than the Network) that owns all of the Channel Assets.

iii.	“Governing Body” shall mean the Board of Directors or, if no Board of Directors exists, such other equivalent governing body of such entity.

iv.	“Network Sale” shall mean a sale, merger, liquidation or other disposition of the Network, including a sale of all or substantially all of the assets of the Network so long as the Channel Assets account for less than 40% of the fair market value of the total assets that are subject to the transaction.

11.	Representations and Warranties:

Network represents and warrants that:

(a)	It has all rights and authority necessary to grant the rights granted herein and all rights in and to the Titles in and to all literary, dramatic and musical material included therein required for the exercise of rights granted in this Agreement without liability of any kind to any third party.

(b)	There are no fees or royalties owed to any party other than as set forth in this Agreement for the exercise of rights granted in this Agreement.

(c)	No claim or litigation is pending or threatened with respect to any Title that would adversely affect any of the rights granted hereunder.

(d)	No part of any Title or the exercise of the rights granted herein will violate or infringe any right whatsoever of any third party.

(e)	To the extent that any Title makes any claims or renders any instruction or advice, such claim, instruction or advice shall comply with all federal, state and other applicable laws and regulations and shall cause no harm to any person or entity following or acting in accordance with such instruction or advice.

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12.	Indemnification/Insurance:

(a)	Network shall indemnify, defend (at Company’s election) and hold harmless Company, and each of its officers, members, employees, agents, affiliates, customers, Companies and sublicenses, from any claim, liability, loss, damage or expense, including reasonable attorneys’ fees and disbursements, caused by or arising out of (i) any breach or alleged breach of any representation, warranty, covenant or agreement of Network or (ii) the Exhibition or promotion of the Channel or Titles pursuant to this Agreement. Company shall notify Network in writing of any claim or litigation to which this indemnification applies, and Network shall have the right to assume the defense of any such claim or litigation; provided that Company shall have the right to participate in such defense at its own expense. Network shall have the right to approve or disapprove the settlement or disposition of any such claim or litigation proposed by Company, which right shall expire 20 business days following Network’s receipt of written notice with respect thereto. Notwithstanding the foregoing, Network shall have no obligation to Company with respect to claims asserted as the result of Company's incorporating other audio-visual works into or with any of the Titles as described in Paragraph 7(a)(ii) hereof. Network shall not be liable for special, incidental or consequential damages. The provisions of this Paragraph 12 will survive termination of the Agreement.

(b)	Company shall indemnify, defend (at Network's election) and hold harmless Network, and each of its officers, directors, members, employees, agents and affiliates from any claim, liability, loss or damage, including reasonable attorneys' fees and disbursements, related to, caused by or arising out of (i) any breach or alleged breach of any representation, warranty, covenant or agreement of Company, or (ii) caused by Company's incorporating other audio-visual works into or with any of the Titles as described in Section 7(a)(ii) hereof. Network shall notify Company in writing of any claim or litigation to which this indemnification applies. Company shall have the right to assume the defense of any such claim or litigation, provided that, Network shall have the right to participate in such defense at its own expense. Company shall have the right to approve or disapprove the settlement or disposition of any such claim or litigation proposed by Network, which right shall expire 20 business days following Company’s receipt of written notice with respect thereto. Company shall not be liable for special, incidental or consequential damages. The provisions of this Paragraph 12 will survive termination of the Agreement.

(c)	Network shall obtain and maintain such insurance as Company deems necessary, including insurance policies which are customarily maintained by producers of motion pictures in the United States, including errors and omissions, negative, general comprehensive and liability, third party property damage, cast insurance, miscellaneous equipment insurance, workers compensation or equivalent employer’s liability, disability and transit insurance. All such insurance shall be placed in such amounts or Company shall approve limits with such deductibles and in such form as approved by Company. Network shall furnish Company with certificates of insurance stating and certifying the amounts and types of coverage and providing thirty (30) day notice to the additional insured in the event of any change or modification to such policy. Company shall be named as an additional insured on all such policies. Any recovery under said policies shall be paid to Company. The insurance requirements herein shall not be a waiver or limitation of liability with respect to any of Network’s obligations herein.

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13.	Miscellaneous:

(a)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND WHOLLY PERFORMED THEREIN WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)	Company, in addition to being entitled to exercise all rights provided herein, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Network agrees that monetary damages would not be adequate compensation for any loss incurred by reason of breach by Network of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that remedy at law would be adequate.

(c)	This Agreement may not be amended nor any provision waived except in writing signed by the parties hereto. This Agreement contains the full understanding of the parties and supersedes any and all previous agreements between the parties with respect to the subject matter hereof. Each party acknowledges that is entering into this Agreement in reliance only upon the provisions herein set forth, and not upon any representation, warranty, covenant, agreement, obligation or other consideration not set forth herein.

(d)	Any recourse of Network against Company shall extend only to Company and not to any of Company’s affiliates.

(e)	Network agrees that its rights and remedies in the event of any breach of this Agreement by Company will be limited to the right, if any, to recover money damages in an action at law, and in no event will Network be entitled by reason of any such breach to seek injunctive or the equitable relief.

(f)	Company shall have the right to assign or sublicense any or all of its rights or obligations hereunder, in whole or in part, to third parties exhibiting the Titles in the ordinary course of Company’s business, to affiliated parties, to any entity controlling, controlled by or under common control with it or to any person or entity which acquires substantially all of Company’s stock or assets.

(g)	Facsimile signatures shall be deemed original for all purposes. This Agreement may be executed in counterparts all of which when taken together shall be deemed to constitute one and the same instrument.

[Signatures appear on the following page.]

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If you are in agreement with the foregoing, please sign this letter in the space indicated below.

Regards, COMCAST PROGRAMMING DEVLOPMENT, INC.

By:	/s/ Matthew Strauss
Matthew Strauss
Vice President

Date:

AND AGREED TO: Players Network

By:	/s/ Mark Bradley
Mark Bradley
CEO & President

Date:

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SCHEDULE A

TITLES

PLEASE ADD THE TITLES HERE!

Programming and advertising Categories

a.	Casino Destinations
b.	Bingo, Keno, Lotteries
c.	Casino Games
d.	Sport and Race wagering
e.	Card Games
f.	Gaming Lifestyle
g.	Gaming Business
h.	Gaming News
i.	Sweepstakes
j.	Gaming Entertainment
k.	Gaming Cruises

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SCHEDULE B

TECHNICAL SPECIFICATION/PREFRERENCE GUIDE

DELIVERY PREFRERENCES/TECHNICAL SPECIFICAITONS FOR ACQUIRED PROGRAMMING

DELIVERY FORMAT / ELEMENT CONFIGURATION PREFERENCES

•	All produced material should be delivered on individual Digibeta videocassettes
•	If Digibeta is not available then deliver on Beta SP Master
o	Drop-frame time code preferred
•	Versions / formats preferred
o	DigiBeta master (Or Beta SP if necessary)
o	Stereo Master Mixed to Channels 1& 2
o	For content editing within program segments we need:
▪	Track 1: voiceover/dialogue
▪	Track 2: nat sound / background / fx/ ambience / room tone
▪	Track 3: music stereo left
▪	Track 4: music stereo right

LABEL/SLATE INFORMATION

•	Required information
o	Show title
o	Master tape ID#
o	TRT
o	Program audio mix
o	Date
o	Name and phone number of production house

TRAFFIC

•	DigiBeta (Or Beta SP) master should be sent to:

Center City Film & Video,

Attn: Comcast VOD Service,

1501 Walnut Street, 4th Floor,

Philadelphia, PA 19102

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TECHNICAL REQUIREMENTS

•	Color bar video information (minimum 30 seconds) shall be accompanied by 1 kilohertz audio tone at -20dB for all digital audio tracks, +4dBm for analog recordings. During the color black portions of the tape all audio tracks shall be silent.
•	Both color and monochrome programs shall meet SMPTE 259M standards for levels and timing of signal components.
•	SMPTE standard 80-bit, longitudinal drop frame time code shall be recorded on the time code track. It shall be recorded continuously from the beginning of the reel to the end, with 1;00;00;00 appearing at the first frame of the program preferably.
•	Digital black shall be recorded at 0 IRE as specified in SMPTE 259M. When transferring NTSC material to digital format videotape, VTR black level should be set to record at 0 IRE (see SMPTE 259M-C). Composite recording black level should remain at 7.5 IRE. The minimum unweighted signal to noise ratio shall be 50 dB.
•	Graphic Overlays should not exceed 100 IRE over the program video of 100 IRE.

PROMOS (Not Applicable)

ADDITIONAL DELIVERY REQUIREMENTS

Full show/program transcript

•	(If Available) Program run-down that includes segment lengths and slugs
•	Delivered to:

Center City Film & Video,

Attn: Comcast VOD Service,

1501 Walnut Street, 4th Floor,

Philadelphia, PA 19102

(IF REQUIRED BY COMPANY)

•	Music cue sheets
•	Credit list
•	(If available) Complete detailed shot list by time code
•	(If requested) Any and all releases (talent location, extras,)
o	(1) One VHS copy
▪	(1) Copy with “burned-in” time code (preference center bottom 3rd)

Fully mixed audio